Sabra Health Care REIT Appoints Katie Cusack to its Board of Directors
IRVINE, Calif.--(BUSINESS WIRE)-- Sabra Health Care REIT, Inc. (“Sabra”) (Nasdaq: SBRA) today announced the appointment of Katie Cusack to its Board of Directors.
Ms. Cusack currently serves as Chief Operating Officer of Cornell Capital LLC, a $4 billion private investment firm with offices in New York and Hong Kong. From 2007 to 2020, Ms. Cusack served in various capacities at Credit Suisse, including Chief Operating Officer for the Investment Banking Division in both Asia Pacific and Europe, Middle East and Africa, and as the Head of Ultra-High Net Worth Coverage. Prior to joining Credit Suisse, Ms. Cusack served as a Managing Director at MTS Health Partners LP, where she provided strategic advisory services to corporate clients in the health care services industry. She began her banking career at Goldman Sachs in the Mergers & Acquisitions group and Principal Investing Area.
Ms. Cusack serves in a volunteer capacity as a trustee of Hudson Guild, a Chelsea-based settlement house providing social services to over 14,000 New Yorkers.
Ms. Cusack holds an MBA from the University of Chicago Graduate School of Business and a BA in East Asian Studies from Princeton University.
Commenting on Ms. Cusack’s appointment to the Board, Rick Matros, CEO and Chairman, said, “I first became acquainted with Katie when I engaged MTS as an advisor during the Sun Healthcare Group bankruptcy and subsequent restructuring. Since then I have enjoyed watching the journey her career has taken her on. She has been successful with every move she has made. Katie brings a unique skill set and perspective to Sabra and with the recent additions of Clif Porter and Ann Kono to the Board we have materially broadened the depth, strength and diversity of the Sabra Board. As we enter our second decade, and with the promotion of Michael Costa announced today, we believe we are positioned to move forward with a leadership team second to none.”
About Sabra
Sabra operates as a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.
Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com
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